File No. 70-9021


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                _________________________________

                         AMENDMENT NO. 5
                               TO
                            FORM U-1
               __________________________________

                   APPLICATION OR DECLARATION
                            under the
           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
                       AEP RESOURCES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *

        John F. Di Lorenzo, Jr., Associate General Counsel
           AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)

                Jeffrey D. Cross, General Counsel
                       AEP RESOURCES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)



     American Electric Power Company, Inc., a registered holding company under the Public Utility Holding Company Act of 1935, as amended, and its subsidiary, AEP Resources, Inc., hereby amend and restate their Application or Declaration on Form U-1 in File No. 70-9021 by replacing the last sentence of the third paragraph of 3(1)(e):
     "Yorkshire Electricity paid its December 1997 installment of the windfall profits tax from its cash resources and American expects that Yorkshire Electricity will pay the December 1998 installment from its cash resources, in each case without the need for additional long-term borrowings or equity contributions from Resources."
                            SIGNATURE
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.
                    AMERICAN ELECTRIC POWER COMPANY, INC.
                    AEP RESOURCES, INC.


                    By_/s/ A. A. Pena__________________
                                Treasurer


Dated:  March 4, 1998